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Exhibit 23.3

The Board of Directors
Metromedia International Group, Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 333-02301, 333-13763, 333-88187 and 333-95159) on Form S-8 of Metromedia International Group, Inc. of our report dated July 11, 2003, except as to Note 2 which is February 24, 2004, with respect to the consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K/A of Metromedia International Group, Inc.

        Our report dated July 11, 2003, except as to Note 2 which is February 24, 2004 contains:

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  an explanatory paragraph which states the Company has suffered recurring net losses and net operating cash deficiencies, and does not presently have sufficient funds on hand to meet its current debt obligations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

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  an explanatory paragraph which states that the consolidated financial statements as of and for the year ended December 31, 2002 have been restated, as discussed in Note 2.

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  an explanatory paragraph which states that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" as of January 1, 2002.

/s/ KPMG LLP
New York, New York February 24, 2004

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  Exhibit 23.3